Exhibit 99.1
FOR IMMEDIATE RELEASE
	CONTACT:	Timothy C. Delmore
July 25, 2007		Arctic Cat Inc.
Chief Financial Officer
218/681-9868

Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS RESULTS FOR FISCAL 2008 FIRST QUARTER

Company exceeds its revenue and EPS estimates

THIEF RIVER FALLS, Minn., July 25 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $87.9 million for the fiscal 2008 first quarter ended June 30, 2007, compared to $96.4 million for the same period last year. The net loss for the quarter was $7.2 million, or $0.39 per diluted share, versus a net loss of $4.5 million, or $0.23 per diluted share, in the prior-year period.

“Our results were impacted by our previously announced plan to reduce snowmobile production by 30 percent this fiscal year, beginning in our first quarter. Despite this action, sales and earnings were slightly better than anticipated due to increased sales of ATV-related parts and accessories,” said Christopher A. Twomey, chairman and chief executive officer. “During the quarter, we continued to execute on our long-term strategic initiatives in order to better position the company for future growth and profitability.”

In May, the company announced three strategic initiatives for fiscal 2008:

•                  A 30 percent reduction in its snowmobile production this fiscal year, as well as a shift in ATV shipment to future quarters, in order to better align dealer inventory levels with anticipated consumer demand;

•                  Reorganization of its ATV, snowmobile, and parts, garments and accessories (PG&A) product lines into three separate business units, to be led by general managers focused on expanding each business; and

•                  Relocation of the company’s headquarters, certain corporate executives, general managers, and sales and marketing personnel to the Minneapolis area in the fall of 2007. The company’s manufacturing operations will remain in their existing locations and are not affected.

During the 2008 first quarter, Arctic Cat repurchased approximately 141,000 shares of its common stock, leaving $8.6 million remaining under the company’s board-authorized $20 million share repurchase program.

Review of Results

Arctic Cat reported all-terrain vehicle (ATV) sales declined 1 percent to $59.7 million in the 2008 first quarter versus $60.2 million in the same period last year, due to a previously announced shift in the timing of ATV shipments to dealers.

In June, Arctic Cat unveiled its 2008 model year ATVs to dealers, including the brand new Thundercat® 1000 ATV, which offers the most powerful, largest displacement ATV engine in the industry. The Thundercat 1000 features the new H2 engine manufactured exclusively by Arctic Cat at its newly opened engine manufacturing facility.

“We built our new facility, which just began full production last quarter, to strategically position us as first-to-market with the engines consumers want. Having the capability to manufacture our own ATV engines also enables us to increase our operational efficiency, profitability and manufacturing flexibility,” commented Twomey.

“Our Thundercat ATV exemplifies the innovative, technology-leading engines that Arctic Cat’s new engine facility can now make that are not available any place else in the market,” Twomey said.  “It sets a new benchmark for power, and our dealers’ enthusiastic response to it has exceeded our own expectations.”

Arctic Cat is expanding the number of engine models it produces, adding new ATV engines to the company’s model line during fiscal 2008. In addition to the Thundercat 1000, the company introduced a quieter, 2008 model Prowler UTV utility vehicle with a larger displacement engine, as well as, a value-priced mid range 366cc model.

Arctic Cat also is setting new standards with its new 700 Diesel Super Duty model, the industry’s first biodiesel-compatible ATV. This machine reflects the company’s stewardship goal to be an environmental leader in all of its markets. It meets all federal and California emissions regulations and is up to 50 percent more fuel efficient than comparably powered gas ATVs. The 700 Diesel is ideally suited for use with Arctic Cat’s line of SPEEDPoint™ farming and landscaping attachments, making the machine highly functional and versatile across a broad range of applications.

Arctic Cat expects ATV growth to be driven by continued strong sales of the Prowler UTV, the introduction of new, industry-leading ATV products and increased international penetration.

As anticipated, Arctic Cat’s snowmobile sales were $11.9 million in the 2008 first quarter compared to $20.9 million in the prior-year quarter, primarily due to the previously announced, 30 percent reduction in snowmobile production in fiscal 2008. Arctic Cat has taken this action because a lack of snowfall for 10 consecutive years in various regions of North America has led to lower industrywide, retail snowmobile sales and slightly higher dealer inventories.

“We decided to ask those dealers with increased inventories to order fewer units in 2008, in order to bring their inventories in line with demand” said Twomey. “After inventories decline this year, we expect dealers to increase their snowmobile orders modestly next year.”

With its 2008 model introductions, nearly all of Arctic Cat’s snowmobile models are new within the last two years. “The newness of our entire snowmobile line-up means that even our dealer’s carryover inventory is fresh and should sell well this winter with snow,” said Twomey.

Parts, garments and accessories (PG&A) sales grew 6 percent to $16.3 million versus $15.4 million in the year-ago period. PG&A benefited primarily from ATV parts and accessories sales.

“We believe the ATV accessory market offers significant opportunities for future growth and we plan to concentrate on further building our PG&A business in the ATV market,” said Twomey. “We also know that snow-related PG&A products can substantially enhance sales when our customers see snow.”

Outlook

As a result of Arctic Cat’s planned initiatives in fiscal 2008 to improve its future profitability and growth prospects, the company continues to expect net sales for the current fiscal year ending March 31, 2008, to be in the range of $710 million to $736 million. Full-year diluted earnings per share are anticipated to be in the range of $0.89 to $0.95.

“This year, we anticipate that our revenues and earnings will be weighted more toward the second half of the fiscal year compared to previous years, as we produce and ship fewer snowmobiles during our June through December quarters, and fewer ATVs during our first two quarters,” Twomey said.

For its fiscal 2008 second-quarter ending September 30, 2007, Arctic Cat expects net sales to range between $190 million and $210 million compared to $285.3 million for the same period last year. Net earnings for the quarter are estimated to be between $0.52 and $0.60 per diluted share.

Conference Call

Arctic Cat will host a conference call to discuss the first-quarter results today at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. A telephone replay also will be available from approximately 12:30 p.m. CT today until 6 p.m. CT on Wednesday, August 1. To access the telephone replay, dial (800) 405-2236, conference #11089645.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2007	2006
Net Sales	$87,862	$96,418
Cost of Goods Sold	75,044	80,137
Gross Profit	12,818	16,281
Selling, General And Administrative Expenses	23,223	22,844

Operating Profit (Loss)	(10,405)	(6,563)
Other Income (Expense):
Interest Income	430	243

Interest Expense	(61)	(212)
	369	31
Earnings (Loss) Before Income Taxes	(10,036)	(6,532)

Income Tax Expense (Benefit)	(2,881)	(2,000)
Net Earnings (Loss)	$(7,155)	$(4,532)
Net Earnings (Loss) Per Share

Basic	$(0.39)	$(0.23)

Diluted	$(0.39)	$(0.23)
Weighted Average
Shares Outstanding
Basic	18,397	19,417
Diluted	18,397	19,417

	June 30,
	2007	2006
Selected Balance Sheet Data:
Cash and Short-term Investments	$5,458	$14,963
Accounts Receivable, net	44,024	41,225
Inventories	149,533	168,263
Total Assets	310,501	333,808
Current Liabilities	118,800	139,265
Long-term Debt	0	0
Shareholders’ Equity	180,136	183,629

	Three Months Ended June 30,
	2007	2006	Incr%
Product Line Information
All-Terrain Vehicles	$59,716	$60,151	-1%
Snowmobiles	11,888	20,910	-43%
Parts, Garments & Accessories	16,258	15,357	6%
Total Sales	$87,862	$96,418	-9%

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